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                                                                    Exhibit 7.3
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                        ANCILLARY CONSIDERATION AGREEMENT

ANCILLARY CONSIDERATION AGREEMENT ("Agreement"), dated as of March 17th, 1998 between Wang Laboratories, Inc., a Delaware USA corporation ("Wang" or the "Corporation") and Ing. C. Olivetti & C. S.p.A., an Italian corporation ("Olivetti").

WHEREAS, Wang, Olivetti, and certain other entities are parties to a Stock Purchase Agreement dated February 28, 1998 (the "Stock Purchase Agreement") pursuant to which Wang and certain Affiliates (as defined in the Stock Purchase Agreement) purchased from Olivetti and certain Affiliates Olivetti's information technology solutions and services business (the "Transaction"); and

WHEREAS, as part of the consideration for such purchase, Wang has agreed to pay to Olivetti the consideration described in this Agreement; and

WHEREAS, this Agreement is a "Related Agreement" and an "Indemnified Related Agreement" within the meaning of the Stock Purchase Agreement;

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings indicated below:

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions are obligated or authorized to be closed in New York, New York or in Boston, Massachusetts.

         "Common Stock" means the Common Stock, $0.01 par value per share, of Wang.

         "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market System of the National Association of Securities Dealers, or, if such security


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         is not quoted on such Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by the Board of Directors.

         "Fair Market Value" means the average of the daily Current Market Prices of a share of Common Stock during the ten (10) consecutive Trading Days immediately prior to the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex date," when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determined that day's Current Market Price.

         "Measurement Date" means December 15, 1998.

         "Periodic Payment" shall have the meaning established in Section 5 hereof.

         "Periodic Payment Date" means May 1, August 1, November 1 and February 1 in each year, commencing on May 1, 1998; provided, however, that if any Periodic Payment Date falls on any day other than a Business Day, the Periodic Payment due on such Periodic Payment Date shall be paid on the Business Day immediately following such Periodic Payment Date. The Periodic Payment Date with respect to the final Periodic Payment Period shall be the date on which this Agreement terminates.

         "Periodic Payment Periods" shall mean quarterly periods commencing on May 1, August 1, November 1 and February 1 of each year and ending on and including the day preceding the first day of the next succeeding Periodic Payment Period (other than the initial Periodic Payment Period, which shall commence on the date hereof and end on and include April 30, 1998, and the final Periodic Payment Period, which shall end on the date on which this Agreement terminates).

         "Stock Escrow Agent" means American Stock Transfer and Trust Company or the replacement escrow agent appointed in accordance with the Stock Escrow Agreement.

         "Stock Escrow Agreement" means that Stock Escrow Agreement among Wang, Olivetti and the Stock Escrow Agent which was executed in conjunction with the Stock Purchase Agreement.

         "Stockholders Agreement" means that Stockholders Agreement of even date herewith between Wang and Olivetti.


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         "Trading Day" shall mean any day on which the securities in question are traded on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market System of the National Association of Securities Dealers, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

2. STOCKHOLDER APPROVAL

         2.1 Wang will include in the Notice of Meeting, Proxy Statement and Proxy distributed in connection with its 1998 Annual Meeting of Stockholders or Special Meeting of Stockholders called prior thereto (each, a "Stockholder Meeting") a resolution of stockholders approving the issuance of 1,500,000 shares of Common Stock to Olivetti as part of the consideration for the Transaction (the AAdditional Stock Issuance").

         2.2 Wang will recommend to its stockholders that they approve the Additional Stock Issuance and Wang shall use its commercially reasonable best efforts to solicit stockholder votes and proxies in favor of such approval.

         2.3 Wang will notify Olivetti, no later than five (5) Business Days following a Stockholder Meeting, as to the approval or rejection by the stockholders of the Additional Stock Issuance.

         2.4 Olivetti acknowledges that no votes cast in respect of any shares of Common Stock held or voted by it or its Affiliates shall be counted for purposes of determining whether or not the Additional Stock Issuance is approved or rejected by the stockholders of Wang.

3. ISSUANCE OF ADDITIONAL STOCK

         3.1 In the event that the Additional Stock Issuance is approved by the Wang stockholders at a Stockholders Meeting on or prior to the Measurement Date, then, no later than ten (10) days following such approval, Wang will issue to Olivetti (on the terms described in Section 3.2 below), without additional consideration, 1,500,000 shares of Common Stock (the AAdditional Stock").

         3.2 Wang will deliver the certificate representing the Additional Stock, duly registered in the name of Olivetti, to the Stock Escrow Agent for holding in accordance with the Stock Escrow Agreement.

         3.3 The parties agree that the Additional Stock shall be AWang Shares" as defined in the Stockholders Agreement and subject to the restrictions and benefits set forth in the Stockholders Agreement.


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4.       PAYMENT OF ADDITIONAL CONSIDERATION

         4.1 If (a) the Additional Stock Issuance has not been approved by the Wang Stockholders on or prior to the Measurement Date, or (b) Wang consummates the sale, lease, transfer or other disposition of all or substantially all of the assets of Wang or any other Change in Control of Wang (as defined in the Stockholders Agreement), Wang shall, in lieu of the Additional Stock Issuance, pay to Olivetti (on the terms described in Section 4.3 below) an amount (the "Additional Cash Consideration") equal to the Fair Market Value of the Common Stock (on the Measurement Date or on the date of such transaction described in clause (b), as applicable) multiplied by 1,500,000.

         4.2 The Additional Cash Consideration shall be paid no later than ten
         (10) days following the Measurement Date or the consummation of the transaction described in clause 4.1(b), as applicable or, at Wang's option, at any earlier time following a rejection by Wang's stockholders at a Stockholders Meeting of the Additional Stock Issuance.

         4.3 Wang shall pay the Additional Cash Consideration in an escrow account established pursuant to an escrow agreement on substantially the terms of the Stock Escrow Agent which shall be executed by the parites prior to the payment of the Additional Cash Consideration. Such escrow agreement shall provide that the escrow agent shall invest the escrowed funds in customary instruments in accordance with the reasonable instructions of Olivetti.

5.       PERIODIC PAYMENTS

         5.1 Wang shall pay Olivetti, on each Periodic Payment Date during the term hereof, certain periodic payments (the "Periodic Payments"), each of which shall equal, with respect to each full Periodic Payment Period, $658,125.00. The amount of the Periodic Payment for the initial Periodic Payment Period, or any other period shorter or longer than a full three-month Periodic Payment Period, shall be computed on the basis of twelve 30-day months and a 360-day year.

6.       MISCELLANEOUS

         6.1 Waiver. The waiver by any party of a breach of or a default under any provision of this Agreement by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement, nor shall any delay or omission on the part of any party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

         6.2 Notices. All notices and other communications hereunder shall be in writing and shall be sent by hand delivery or overnight courier, in each case receipt


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         acknowledged, registered or certified mail, in each case with postage prepaid and return receipt requested, to the respective parties at the following addresses:

         If to Wang, to

                  Wang Laboratories, Inc.
                  600 Technology Park Drive
                  Billerica, MA  01821
                  United States
                  Attention:  General Counsel

                           with a copy to

                  Hale and Dorr LLP
                  60 State Street
                  Boston, MA 02109
                  Attention:  John A. Burgess, Esq.

                  If to Olivetti, to

                  Ing. C. Olivetti & C. S.p.A.
                  Via Jervis, 77
                  10015 Ivrea
                  Italy
                  Attention:  Dott. Vincenzo Cassibba
                                Ing. Marino Bonamico


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                  with a copy to

                  Erede & Associati
                  Via Serbelloni, 12
                  20122 Milano
                  Italy
                  Attention:  Avv. Umberto Nicodano

                  and

                  Rogers & Wells
                  40 Basinghall Street
                  London EC2V 5DE
                  England
                  Attention:  Michael S. Immordino, Esq.

Any party may change its address for receiving notice by written notice given to the other parties. All notices and other communications hereunder shall be deemed to have been duly given as of the earlier of (x) the date received at the address and in the manner provided above or (y) the date receipt is acknowledged.

         6.3 Assignment. Neither this Agreement nor any rights granted hereunder may be assigned, transferred, subcontracted or otherwise encumbered or disposed of in whole or in part by either party without the express prior written consent of the other party. Any attempted assignment in violation of this
                  Section 6.3 shall be void ab initio. Subject to the express limitations set forth herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         6.4 Governing Law. This Agreement shall be subject to and interpreted in accordance with the laws of the State of New York (without giving effect to its principles of conflicts of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

         6.5 Headings. The headings contained in this Agreement are for convenience and ease of reference only and shall not be considered in construing this Agreement.

         6.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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         6.7      Dispute Resolution. Any dispute between Wang and Olivetti
                  arising under this Agreement shall be resolved in accordance with Section 12.12 of the Stock Purchase Agreement.

         6.8 Entire Agreement. This Agreement, together with the Stock Purchase Agreement, Stock Escrow Agreement and Stockholders Agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof, and shall not be amended, altered, suspended, or modified without the written consent of both parties hereto.

         6.9 Term and Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate automatically upon the earlier to occur of (a) the Additional Share Issuance under Section 3 above or (b) the payment of the Additional Cash Consideration under Section 4 above; provided that the provisions of Sections 6.2, 6.4 and 6.7 shall survive any termination of this Agreement.

         6.10 Indemnification. Any claim for indemnification by Wang or Olivetti shall be resolved in accordance with Article X of the Stock Purchase Agreement.


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IN WITNESS WHEREOF, the parties hereto have caused this ANCILLARY CONSIDERATION
AGREEMENT to be duly executed as of the day and year first above written.

                                                    WANG LABORATORIES, INC.



Attest:                                     By: /s/ David Goulden
                                                --------------------
                                                Name:  David Goulden
                                                Title: Senior Vice President
/s/ Attestor
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Title:



                                                    ING. C. OLIVETTI & C. S.P.A.


Attest:                                     By: /s/ Marino Bonamico
                                                -------------------
                                                Name: Marino Bonamico
/s/ Attestor                                    Title:Attorney-in-fact
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Title:



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